INDEPENDENT AUDITORS' CONSENT
                   -----------------------------


The Board of Directors and Stockholders
Mid-Iowa Financial Corp.:


We consent to incorporation by reference in this Registration Statement of 167,599 shares of common stock on Form S-8 of Mid-Iowa Financial Corp. of our report dated November 13, 1996, relating to the consolidated balance sheets of Mid-Iowa Financial Corp. and subsidiaries as of September 30, 1996 and 1995, the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended September 30, 1996, which report appears in the September 30, 1996 annual report on Form 10-KSB of Mid-Iowa Financial Corp. and subsidiaries. We also consent to the reference to our firm in the Prospectus under the caption "Experts."

                                      KPMG PEAT MARWICK LLP


Des Moines, Iowa
March 25, 1997